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                                                                 EXHIBIT 10.36


                                CONTRACT OF SALE


         This Agreement is entered into by and between CROWN RESORT CO. LLC, a Delaware limited liability company ("Crown"), RICHARD W. DICKSON and ROBERT G. GARNER (Messrs. Dickson and Garner are sometimes hereinafter collectively referred to as the "Members") (Crown and the Members are sometimes hereinafter collectively referred to as "Seller"), and SILVERLEAF RESORTS, INC., a Texas corporation ("Purchaser").

                             W I T N E S S E T H :

         FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                   ARTICLE I

                                    PROPERTY

         The conveyance by Seller to Purchaser shall include the following:

                 a. All of Seller's right, title and interest, if any, in and to all unsold timeshare inventory described in Exhibit "A";

                 b. All of Seller's right, title and interest, if any, in and to the management agreements described in Exhibit "B";

                 c.       The personal property described in Exhibit "C"; and

                 d. All assets of Seller of any kind whatsoever that were acquired by Seller from National American Corporation, LML Resort Corporation, Quail Hollow Village, Inc., The Kinston Corporation, Foxwood Corporation, The Villas of Hickory Hills, Inc., Carriage Manor Corporation, Lake Tansi Village, Inc., Wolf Run Manor Corporation and Westwind Manor Corporation (hereinafter collectively referred to as "NACO") in connection with Seller's acquisition of assets from NACO other than timeshare inventory that has been sold by Seller subsequent to such acquisition and any other assets or items that have been disposed of by Seller subsequent to such acquisition in the ordinary course of Seller's business. Included in the conveyance will be any assets acquired from NACO at a secondary closing which is to occur on or about January 7, 1998.

The foregoing items are hereinafter collectively referred to as the "Subject Property."
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                                   ARTICLE II

                                 PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Three Million Seven Hundred Fifty Thousand and No/100 Dollars ($3,750,000.00). The purchase price shall be payable all in cash at the closing. Seller and Purchaser hereby agree that the purchase price for the Subject Property shall be allocated as set forth in Exhibit "D" attached hereto and made a part hereof for all purposes.

                                  ARTICLE III

                                 EARNEST MONEY

         Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver Purchaser's check in the amount of One Hundred Eighty-Seven Thousand Five Hundred and No/100 Dollars ($187,500.00) to Safeco Land Title of Dallas, 5220 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, Attn: Bobbie Irwin (the "Title Company"). The Title Company shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the "earnest money").

         In the event that this Contract is closed, then all earnest money shall be applied in partial satisfaction of the purchase price. In the event that this Contract is not closed, then the earnest money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that Twenty-Five Thousand Dollars ($25,000.00) of the earnest money shall in all events be delivered to Seller as valuable consideration for the inspection period described in Article V hereinbelow and the execution of this Contract by Seller.





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                                   ARTICLE IV

                       PRE-CLOSING OBLIGATIONS OF SELLER

         Within ten (10) days from the date of execution of this Contract, Seller shall furnish to Purchaser each of the following (collectively, the "Due Diligence Items"):

                 a. Copies of all closing documents which were executed by and between Seller and NACO at the time the Subject Property was acquired by Seller from NACO, together with copies of all due diligence items, if and to the extent available, that were delivered by NACO to Seller in connection with such transaction;

                 b. A schedule showing (i) all current membership accounts for the timeshare programs being operated by Seller, and (ii) an accounts receivable aging report showing the current status of payment of maintenance fees and membership dues at each of the timeshare programs being operated by Seller, together with examples of all membership contracts and related documentation which are currently in effect with respect to the timeshare programs being operated by Seller;

                 c. A list of all service contracts, warranties, management, maintenance, or other agreements to which Seller is a party, if any, together with copies of same. Seller agrees not to enter into any additional contracts, warranties, or agreements prior to closing which would be binding on Purchaser and which cannot be cancelled by Purchaser upon thirty (30) days written notice without cost, penalty, or obligation unless such service contracts or other agreements are approved in writing by Purchaser;

                 d. Copies of all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other entitlements relating to the Subject Property and the operation thereof in the name of and in the possession of Seller, if any;

                 e. True and correct copies of the tax statements covering the Subject Property or any part thereof for each year since the formation of Crown;

                 f. A schedule of all current or pending litigation with respect to the Subject Property or any part thereof, if any, together with a brief description of each such proceeding;

                 g. The most recent operating statements for the Subject Property prepared by Seller or in Seller's possession; and

                 h. A list of any unwritten agreements affecting the Subject Property to which Seller is a party or of which Seller has acknowledge, if any.

         Seller agrees to provide Purchaser with all additional documentation pertaining to the Subject Property reasonably requested by Purchaser within ten
(10) days of Purchaser's request.





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                                   ARTICLE V

                               INSPECTION PERIOD

         Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of sixty (60) days commencing on the date of execution of this Contract (the "Inspection Period"). Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the resorts to which the Subject Property appertains at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable. In the event that the review and/or inspection conducted pursuant to this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all earnest money (less $25,000.00) shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other. A Crown representative will have the right to be present during all inspections.

                                   ARTICLE VI

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

         Seller makes the following warranties and representations to
Purchaser:

                 a. Seller will convey title to the Subject Property to Purchaser on the closing date subject to all matters of record and the interests of timeshare purchasers but excluding monetary encumbrances. All mechanic's liens, liens, mortgages or encumbrances of any nature presently affecting the Subject Property including, in particular, any liens held by NACO will be paid off and released on or before the date of closing so that at closing Seller will be in a position to convey the Subject Property to Purchaser free and clear of any such liens and mortgages. To enable Seller to convey the Subject Property to





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         Purchaser as provided herein and to close this transaction, Seller may, at the time of closing, use the purchase money for the Subject Property or any portion thereof to clear Seller's title to the Subject Property of any or all liens, mortgages, or encumbrances, provided that releases of all such liens, mortgages, or encumbrances are recorded simultaneously with the closing or in accordance with accepted conveyancing practices.

                 b. None of the Subject Property is held by Seller under a lease or installment sale contract except as has been disclosed to Purchaser in writing or will be disclosed to Purchaser in writing during the Inspection Period.

                 c. There is no action, suit, proceeding or claim presently pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality or before any arbitration tribunal or panel, (i) affecting the Subject Property, or any portion thereof, or Seller's use, operation or ownership of the Subject Property, or (ii) affecting Seller's ability to perform its obligations under this Contract, nor, to the best knowledge and belief of Seller, is any such action, suit, proceeding or claim threatened.

                 d. Seller is not aware of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, contemplated by or pending or threatened against Seller or the Subject Property.

                 e. Except for the list of service contracts, warranties, management, maintenance or other agreements to be delivered to Purchaser pursuant to Article IV hereinabove, Seller is not a party to any contracts of construction, employment, management, service or supply which would affect the Subject Property or operation of the Subject Property after closing;

                 f. To the best knowledge of Seller, the Subject Property and the current operation thereof comply with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities having jurisdiction over the Subject Property or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions;

                 g. From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Subject Property in its present condition, subject to ordinary wear and tear and shall continue to manage the Subject Property in the same manner as it is currently being managed; Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Subject Property unless replaced with items of equal or greater quality and quantity, nor shall Seller in any manner neglect the Subject Property;

                 h. Except for the sale of timeshare interests in the ordinary course of business, there are no contracts or other material obligations, other than those matters set forth in the Due Diligence Items, outstanding (i) for the sale, exchange or transfer of the Subject Property or any portion thereof or the business operated thereon by Seller, or (ii) creating or imposing any burdens, obligations or restrictions on the use or operation of the Subject Property and the business conducted thereon;

                 i. No contract or agreement delivered by Seller to Purchaser has been amended, modified or supplemented in any way that will not be disclosed to Purchaser in writing at the time of delivery to Purchaser pursuant to Article IV. Except for the sale of timeshare interests in the ordinary course of business, there are no written or oral agreements of any kind that constitute a lease or contract relating to the Subject Property that will not be disclosed to Purchaser in writing at the time of delivery pursuant to Article IV;





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                 j.       Seller is duly organized, validly existing and in
         good standing under the laws of the state of its organization and is qualified to transact business in the state in which the Subject Property is situated. This Contract has been duly and validly executed and delivered by Seller to Purchaser and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity;

                 k. Seller has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any other party or entity will be needed thereafter to authorize Seller's execution and performance of this Contract. None of the execution and delivery of this Contract by Seller, the consummation by Seller of the transaction contemplated hereby or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Seller; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Subject Property may be bound; or
         (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Subject Property; except in the cases of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of Seller and on the effectiveness of the transaction contemplated hereby or (B) for which waivers or consents have been or will be obtained prior to the closing date;

                 l. Seller is not a "foreign person" or "foreign trust" within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended;

                 m. All books and records relating to operating income and expenses of the Subject Property furnished or made available to Purchaser by Seller were and shall be those maintained by Seller in regard to the Subject Property in the normal course of business. The operating statements covering the Subject Property for the period of Seller's ownership furnished by Seller to Purchaser are, to the best of Seller's knowledge, information and belief, in all material respects, accurate, complete and have been prepared in accordance with the books and records of Seller and present fairly the financial position of the operations of the Subject Property for the period then ended. Without limiting the generality of the foregoing, all of the financial statements referred to above fully reflect all material costs of operations of the Subject Property. Since the date of the operating statements covering the Subject Property, there has been no material adverse change in the business or financial condition of Seller or the Subject Property;

                 n. To the best of Seller's knowledge, information and belief, all documents and records delivered pursuant to Article IV will be true, correct and complete copies of the documents and records required to be delivered and will accurately reflect the matters contained therein;

                 o. None of the employees of the Subject Property is covered by a union contract or collective bargaining agreement or is represented by a union;

                 p. To the best of Seller's knowledge, information and belief, the assets and other items to be conveyed to Purchaser by Seller pursuant to this Contract comprise all of the assets and properties of Seller that are necessary in the operation of the Subject Property in the ordinary course of business and consistent with current practice and are completely adequate for the operation, after the closing, of the Subject Property in the





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         ordinary course of business and consistent with current practice;
         notwithstanding anything to the contrary contained herein, in the event that either Seller or Purchaser discovers after closing that any asset or item needed or useful in connection with the operation of the Subject Property has not been conveyed to Purchaser at closing, then Seller will immediately, upon demand by Purchaser, convey such asset or other item to Purchaser for no additional consideration of any kind whatsoever; and

                 q. The timeshare inventory which will be conveyed to Purchaser at closing will include not less than 1,700 weeks.

All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder and shall survive the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of one (1) year following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is pending against Seller in any court within such one (1) year period.

                                  ARTICLE VII

                        CONDITIONS PRECEDENT TO CLOSING

         The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

                 a. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract.

                 b. No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article V hereinabove or which would materially and adversely impact the income that Purchaser expects to be generated by the Subject Property.

         If any such condition is not fully satisfied by closing, and such condition remains unsatisfied for a period of ten (10) days after Purchaser has provided Seller with written notice of such unsatisfactory condition, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the earnest money deposit (less $25,000.00) shall be returned to Purchaser by the Title Company and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.





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                                  ARTICLE VIII

                                    CLOSING

         The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before one hundred twenty (120) days from the date of execution of this Contract. Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing.

                                   ARTICLE IX

                        SELLER'S OBLIGATIONS AT CLOSING

         At the closing, Seller shall do the following:

                 a. Deliver to Purchaser a quit claim deed covering the timeshare inventory described in Exhibit "A," duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser.

                 b. Deliver a bill of sale and a blanket assignment in form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller, conveying and/or assigning to Purchaser the remainder of the Subject Property.

                 c. Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

                 d. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

                 e. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Seller and Purchaser to carry out the intent of the parties under this Contract.

         In addition to delivery of the foregoing items at closing, Members and Purchaser shall enter into the Employment Agreements which are attached hereto and made a part hereof for all purposes as Exhibits "E" and "F," respectively.

                                   ARTICLE X

                       PURCHASER'S OBLIGATIONS AT CLOSING

         At the closing, Purchaser shall deliver to Seller the purchase price in cash.





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                                   ARTICLE XI

                             COSTS AND ADJUSTMENTS

         At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

                 a. Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be paid in full by Seller.

                 b. Seller shall pay to Purchaser, in cash at closing, any prepaid but unearned management fees in Seller's possession. The formula for the calculation of the amount is described in Exhibit "G."

                 c. All other income and ordinary operating expenses for or pertaining to the Subject Property including, but not limited to, public utility charges, maintenance, service charges, and all other normal operating charges of the Subject Property shall be prorated as of the closing date. Purchaser will pay for any title work.

                 d. All other normal and reasonable closing costs, including but not limited to, recording and escrow fees shall be paid by Seller; provided, however, that Seller and Purchaser each will be responsible for the fees and expenses of their respective attorneys.

         As soon as practicable after closing, and in any event within 90 days thereafter, Seller and Purchaser shall cooperate in preparing and reaching a post-closing settlement, accounting for any additional credits or debits between the parties as necessary to carry out the intent of this Contract, including the general principle that from and after the closing date, the revenues accruing from the operation of the Subject Property and the expenses associated with those revenues shall be credited or charged to Purchaser, and before the closing date, such sums shall be credited or charged to Seller.

         Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the





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ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

                                  ARTICLE XII

                             POSSESSION OF PROPERTY

         Possession of the Subject Property shall be delivered to Purchaser at closing.

                                  ARTICLE XIII

                                    NOTICES

         All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed by facsimile transmission with a follow- up copy to be delivered by United States Mail, as a registered or certified item, return receipt requested. Notices shall be addressed as follows:

         Seller:                  Crown Resorts Co. LLC
                                     1278 FM 407, Suite 109
                                     Lewisville, Texas 75067
                                     Attn:  Richard Dickson
                                     Telephone No.:  (972) 317-9540
                                     Facsimile No.:  (972) 317-3214

                                     Crown Resorts Co. LLC
                                     10500 Clara Drive, Suite B4
                                     Roswell, Georgia  30075
                                     Attn:  Greg Garner
                                     Telephone No.:  (770) 518-6711
                                     Facsimile No.:  (770) 552-1206

         With Copy to:               Cofer, Beauchamp, Stradley & Hicks, LLP
                                     99 West Paces Ferry Road, N.W.
                                     Atlanta, Georgia  30305-1350
                                     Attn:  M. Maxine Hicks, Esq.
                                     Telephone No.:  (404) 233-6200
                                     Facsimile No.:  (404) 364-0044





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         Purchaser:                  Silverleaf Resorts, Inc.
                                     1221 Riverbend Drive
                                     Suite 120
                                     Dallas, Texas  75247
                                     Attn:  Robert E. Mead
                                     Telephone No.:  (214) 631-1166
                                     Facsimile No.:  (214) 905-0514

         With Required Copy to:      Meadows, Owens, Collier, Reed, Cousins &
                                       Blau, L.L.P.
                                     3700 NationsBank Plaza
                                     901 Main Street
                                     Dallas, Texas  75202
                                     Attn:  George R. Bedell, Esq.
                                     Telephone No.: (214) 749-2448
                                     Facsimile No.: (214) 747-3732


                                  ARTICLE XIV

                                    REMEDIES

         In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, and such failure continues for a period of ten (10) days after written notice thereof is provided Seller by Purchaser, it shall be an event of default and Purchaser shall have the option
(i) to terminate this Contract by providing written notice thereof to Seller, in which event the earnest money (less $25,000.00) shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) to sue Seller for specific performance or for damages.

         In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the Earnest Money. The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the Earnest Money as Seller's total damages and relief.





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                                   ARTICLE XV

                                   ASSIGNMENT

         Purchaser may not assign its rights and obligations under this Contract to anyone other than a Permitted Assignee without first obtaining Seller's prior written approval. Purchaser may assign its rights and obligations under this Agreement to a Permitted Assignee without prior written consent of Seller. For purposes of this Contract, a "Permitted Assignee" shall mean any partnership, corporation, limited liability company or other business entity controlled by one or more of the following which has the financial ability to perform Purchaser's obligations hereunder: (a) Silverleaf Resorts, Inc., or (b) Robert E. Mead. For purposes of the preceding sentence an entity shall be deemed to be controlled by a person if such person owns 50% or more of the ownership interest in such entity, or has the right to control 50% or more of such ownership interest through a contract or otherwise.

                                      XVI

                       INTERPRETATION AND APPLICABLE LAW

         Except as otherwise expressly provided herein, this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

                                      XVII

                                   AMENDMENT

         This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.





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                                 ARTICLE XVIII

                                   AUTHORITY

         Each person executing this Contract warrants and represents that he is fully authorized to do so.

                                  ARTICLE XIX

                                ATTORNEYS' FEES

         In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                   ARTICLE XX

                              DESCRIPTIVE HEADINGS

         The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                  ARTICLE XXI

                                ENTIRE AGREEMENT

         This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.





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
                                  ARTICLE XXII

                                  COUNTERPARTS

         This Contract may be executed in a number of identical counterparts. Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Contract, it shall not be necessary to produce or account for more than one counterpart.

                                 ARTICLE XXIII

                                   ACCEPTANCE

         Seller shall have until 5:00 o'clock p.m., January 12, 1998, to execute and return a fully executed original of this Contract to Seller, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Texas, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Texas.

                                  ARTICLE XXIV

                             REAL ESTATE COMMISSION

         Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXIV shall survive the closing.

         EXECUTED on this the 12th day of January, 1998.

                                   SELLER:

                                   CROWN RESORT CO. LLC, a Delaware limited liability company


                                   By:     /s/ RICHARD W. DICKSON
                                           -----------------------------------
                                   Name:       Richard W. Dickson
                                           -----------------------------------
                                   Its:        Member
                                          ------------------------------------



                                   /s/  RICHARD W. DICKSON
                                   -------------------------------------------
                                   RICHARD W. DICKSON



                                   /S/  ROBERT G. GARNER
                                   -------------------------------------------
                                   ROBERT G. GARNER


         EXECUTED on this the 12th day of January, 1998.

                                   PURCHASER:

                                   SILVERLEAF RESORTS, INC., a Texas
                                   corporation



                                   By: /s/ ROBERT E. MEAD
                                      ----------------------------------------
                                      Robert E. Mead, Chief Executive Officer

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

SAFECO LAND TITLE OF DALLAS



By: /s/ BOBBIE IRWIN
   ---------------------------------
   Name: BOBBIE IRWIN
        ----------------------------
   Its: Vice President
       -----------------------------

                       LIST OF EXHIBITS TO EXHIBIT 10.36


     Exhibit A                   Vacation Interval Inventory

     Exhibit B                   Management Agreement List

     Exhibit C                   Resort Group Inventory

     Exhibit D                   Allocation of Purchase Price

     Exhibit E                   Employment Agreement for Richard W. Dickson

     Exhibit F                   Employment Agreement for Robert G. Garner



     The above-listed exhibits are omitted from this filing. Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.



                                       17